EXHIBIT 11 - CONSENT OF SUTHERLAND, ASBILL & BRENNAN LLP

Sutherland, Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004-2415

May 22, 1998

Board of Directors
Equitable of Iowa Life Insurance Company
909 Locust Street
Des Moines, Iowa 50309

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption
"Legal Matters" in the Statement of Additional Information filed as part of Post-Effective Amendment No. 9 to the registration statement on Form N-4 for Separate Account A (File No. 33-79170) of Equitable of Iowa Life Insurance Company. In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND, ASBILL & BRENNAN LLP

By: /s/ Susan Krawczyk
    ---------------------------
    Susan S. Krawczyk